EXHIBIT 99.1

Diodes Incorporated Reports First Quarter Financial Results

Gross Margin of 37.2% Exceeds Upper End of Guidance, Contributing to Record

Net Income and EPS - Both GAAP and Non-GAAP

Plano, Texas – May 7, 2019 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the first quarter ended March 31, 2019.

First Quarter Highlights

•

Revenue was $302.3 million, an increase of 10.1 percent from the $274.5 million in the first quarter 2018 due to continued market share gains and a decrease of 3.9 percent from the $314.4 million in the fourth quarter 2018;

•	GAAP gross profit was $112.4 million, compared to $98.6 million in the first quarter 2018 and $114.2 million in the fourth quarter 2018;
•	GAAP gross profit margin was 37.2 percent, compared to 35.9 percent in the first quarter 2018 and 36.3 percent in the fourth quarter 2018;
•

GAAP net income was a record $31.7 million, or $0.62 per diluted share, compared to GAAP net income of $18.5 million, or $0.37 per diluted share, in the first quarter 2018 and GAAP net income of $29.5 million, or $0.58 per diluted share, in the fourth quarter 2018;

•

Non-GAAP adjusted net income was a record $35.4 million, or $0.69 per diluted share, compared to $24.2 million, or $0.48 per diluted share, in the first quarter 2018 and $33.2 million, or $0.65 per diluted share, in the fourth quarter 2018;

•	Excluding $3.5 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.07 per diluted share;
•

EBITDA was $69.9 million, or 23.1 percent of revenue, compared to $54.2 million, or 19.7 percent of revenue, in the first quarter 2018 and $70.5 million, or 22.4 percent of revenue, in the fourth quarter 2018; and

•	Achieved cash flow from operations of $69.9 million and $51.2 million free cash flow, including $18.6 million of capital expenditures. Net cash flow was a positive $60.5 million.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“Diodes once again had an exceptional quarter of solid financial results with increasing profitability. Revenue for the quarter grew 10% over the prior year period on continued market share gains and was down 3.9% sequentially, which was better than typical seasonality. Notably, gross margin increased 90 basis points from the fourth quarter 2018, exceeding the upper end of our guidance range and reaching the highest level since the fourth quarter of 2010, and we expect a further increase in the second quarter. Contributing to this margin expansion was the achievement of record revenue in Europe combined with record revenue in the automotive and industrial end markets. Specifically in the automotive market, revenue grew 7% sequentially and 23% year-over-year as we continued to benefit from past design win activity. Together, these two end markets represented 39% of total revenue, which places us well on track to achieve our long-term target of 40%. Additionally, our Pericom business, excluding frequency control products, reached record revenue levels in the first quarter and contributed to our strong margin performance.

“More recently, on April 1st we announced the closing of the transaction to acquire Texas Instruments’ (TI) wafer fabrication facility and operation located in Greenock, Scotland (GFAB). The ownership transfer has gone very smooth with no interruption to production. We are in the process of aggressively installing Diodes’ processes to fully utilize the additional 8” capacity and capability of the fab, which will support our growth expansion initiatives and future cost reductions. As part of a five-year wafer supply agreement, Diodes is providing foundry services to TI, which is not material to Diodes overall revenue.”

Dr. Lu concluded, “As we look to the second quarter, we expect to extend our growth momentum and market share gains, while further increasing gross margin and lowering operating expenses as a percentage of revenue. Together, these factors will contribute to driving higher profitability and cash flow for Diodes and our shareholders.”

First Quarter 2019

Revenue for first quarter 2019 was $302.3 million, an increase of 10.1 percent from $274.5 million in first quarter 2018 and a decrease of 3.9 percent from $314.4 million in the fourth quarter 2018, which was better than typical seasonality.

GAAP gross profit for the first quarter 2019 was $112.4 million, or 37.2 percent of revenue, compared to the first quarter 2018 of $98.6 million, or 35.9 percent of revenue, and the fourth quarter 2018 of $114.2 million, or 36.3 percent of revenue. The 90-basis point sequential increase was primarily due to higher revenue contribution from the automotive and industrial markets as well as Pericom products.

GAAP operating expenses for first quarter 2019 were $70.3 million, or 23.3 percent of revenue, and $65.8 million, or 21.8 percent of revenue, on a non-GAAP basis, which excluded $4.5 million of amortization of acquisition-related intangible asset expenses. GAAP operating expenses in the first quarter 2018 were $71.7 million, or 26.1 percent of revenue, and in the fourth quarter 2018 were $70.3 million, or 22.4 percent of revenue.

First quarter 2019 GAAP net income was a record $31.7 million, or $0.62 per diluted share, compared to GAAP net income of $18.5 million, or $0.37 per share, in first quarter 2018 and GAAP net income of $29.5 million, or $0.58 per diluted share, in fourth quarter 2018.

First quarter 2019 non-GAAP adjusted net income was a record $35.4 million, or $0.69 per diluted share, which excluded, net of tax, $3.7 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $24.2 million, or $0.48 per diluted share, in the first quarter 2018 and $33.2 million, or $0.65 per diluted share, in the fourth quarter 2018.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2019
GAAP net income	$31,716

GAAP diluted earnings per share	$0.62

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,674

Non-GAAP net income	$35,390

Non-GAAP diluted earnings per share	$0.69

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in first quarter 2019 GAAP net income and non-GAAP adjusted net income was approximately $3.5 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.07 per diluted share for first quarter 2019, $0.10 for first quarter 2018 and $0.07 for fourth quarter 2018.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the first quarter 2019 was $69.9 million, or 23.1 percent of revenue, compared to $54.2 million, or 19.7 percent of revenue, in the first quarter 2018 and $70.5 million, or 22.4 percent of revenue, in the fourth quarter 2018. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For first quarter 2019, net cash provided by operating activities was $69.9 million. Net cash flow was a positive $60.5 million, and free cash flow (a non-GAAP measure) was $51.2 million, which includes $18.6 million of capital expenditures.

Balance Sheet

As of March 31, 2019, the Company had approximately $308 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $216 million, and working capital was approximately $525 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending March 31, 2019.

Business Outlook

Dr. Lu concluded, “We expect revenue in second quarter of 2019 to increase to approximately $322 million, plus or minus 2.0 percent.  At the mid-point, this represents growth of 6.5 percent sequentially and up 5.9 percent over the prior year period, and reflects continued growth from Diodes organic business as well as revenue contribution from GFAB.  We expect GAAP gross margin to be 38.0 percent, plus or minus 1 percent.  Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $2.0 million.  Our income tax rate is expected to be 24.5 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 52 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.7 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, May 7, 2019, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter 2019 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 8919166. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until May 14, 2019 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 8919166. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application-specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Oldham, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Oldham and Greenock, Scotland and Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus, and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2019 and beyond; that for the second quarter of 2019, we expect revenue to be approximately $322 million plus or minus 2.0 percent; we expect GAAP gross margin to be 38.0 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.0 percent of revenue, plus or minus 1 percent; we expect net interest expense to be approximately $2 million; we expect tax rate to be 24.5 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 52.0 million; purchase accounting adjustments for Pericom and previous acquisitions of $3.7 million after tax are not included in these non-GAAP estimates; we expect GFAB to not only add to our existing global footprint, but also provide expanded wafer capacity to support our product group, in particular for the automotive market; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will,” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the pending acquisition of GFAB will not close successfully (due to failure to obtain any required approvals or other reasons); the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	lsievers@sheltongroup.com

E:

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$302,293	$274,512
Cost of goods sold	189,882	175,917
Gross profit	112,411	98,595

Operating expenses
Selling, general and administrative	43,688	47,150
Research and development	22,170	20,200
Amortization of acquisition related intangible assets	4,484	4,767
Other operating (income) expense	(54)	(462)
Total operating expense	70,288	71,655

Income from operations	42,123	26,940

Other income (expense)
Interest income	875	514
Interest expense	(2,145)	(2,757)
Foreign currency loss, net	(64)	(3,029)
Other income	1,245	4,635
Total other expense	(89)	(637)

Income before income taxes and noncontrolling interest	42,034	26,303
Income tax provision	10,298	7,783
Net income	31,736	18,520
Less net (income) loss attributable to noncontrolling interest	(20)	6
Net income attributable to common stockholders	$31,716	$18,526

Earnings per share attributable to common stockholders:
Basic	$0.63	$0.38
Diluted	$0.62	$0.37
Number of shares used in earnings per share computation:
Basic	50,398	49,337
Diluted	51,462	50,622

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$31,716

Diluted earnings per share (Per-GAAP)			$0.62

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,484	810	3,674

Non-GAAP			$35,390

Diluted shares used in computing earnings per share			51,462

Non-GAAP diluted earnings per share			$0.69

Note:  Included in GAAP and non-GAAP net income was approximately $3.5 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended March 31, 2018:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$18,526

Earnings per share (Per-GAAP)
Diluted			$0.37

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			2,574

Amortization of acquisition-related intangible assets	3,139	(565)

KFAB			(253)

Restructuring	(320)	67

Others			3,342

Amortization of acquisition-related intangible assets	1,628	(300)

Officer retirement	2,550	(536)

Non-GAAP			$24,189

Diluted shares used in computing earnings per share			50,622

Non-GAAP earnings per share
Diluted			$0.48

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $5.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.10 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”).  The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Officer retirement – In 2018, the Company excluded costs related to the retirement of two executives.  These costs represent cash payments and the accelerated vesting of previously issued stock awards.  The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the first quarter of 2019 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the first quarter of 2019, FCF was $51.2 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2019	2018
Net income (per-GAAP)	$31,716	$18,526
Plus:
Interest expense, net	1,270	2,243
Income tax provision	10,298	7,783
Depreciation and amortization	26,641	25,610
EBITDA (non-GAAP)	$69,925	$54,162

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$301,167	$241,053
Short-term investments	6,751	7,499
Accounts receivable, net of allowances of $4,258 and $4,102 at March 31, 2019 and December 31, 2018, respectively	215,229	228,405
Inventories	216,569	215,435
Prepaid expenses and other	41,274	42,446
Total current assets	780,990	734,838
Property, plant and equipment, net	441,215	446,835
Deferred income tax	31,830	31,652
Goodwill	135,669	132,437
Intangible assets, net	133,506	137,935
Other	89,788	42,674
Total assets	$1,612,998	$1,526,371

Liabilities
Current liabilities:
Line of credit	$12,330	$10,254
Accounts payable	107,078	117,808
Accrued liabilities and other	86,880	82,605
Income tax payable	21,452	15,744
Current portion of long-term debt	28,403	27,613
Total current liabilities	256,143	254,024
Long-term debt, net of current portion	187,378	186,143
Deferred tax liabilities	18,003	17,993
Other long-term liabilities	134,176	90,779
Total liabilities	595,700	548,939

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 50,596,756 and 50,221,035, issued and outstanding at March 31, 2019 and December 31, 2018, respectively	34,704	34,454
Additional paid-in capital	410,163	399,915
Retained earnings	668,424	636,708
Treasury stock, at cost, 1,457,206 shares held at March 31, 2019 and December 31, 2018	(37,768)	(37,768)
Accumulated other comprehensive loss	(106,848)	(101,846)
Total stockholders' equity	968,675	931,463
Noncontrolling interest	48,623	45,969
Total equity	1,017,298	977,432
Total liabilities and stockholders' equity	$1,612,998	$1,526,371